EXHIBIT 99.1

  Conn's, Inc. Reports Earnings for the Quarter Ended July 31, 2007


    BEAUMONT, Texas--(BUSINESS WIRE)--Aug. 30, 2007--Conn's, Inc. (NASDAQ/NM:CONN), a specialty retailer of home appliances, consumer electronics, computers, mattresses, furniture and lawn and garden products, today announced earnings results for the quarter and six months ended July 31, 2007.

    Net income for the second fiscal quarter increased 13.0% to $9.7 million, compared with $8.5 million for the second quarter of last year. Diluted earnings per share grew 14.3% to $0.40, compared with $0.35 for the second quarter of last year. Total revenues for the quarter ended July 31, 2007, increased 11.7% to $203.5 million compared with $182.2 million for the quarter ended July 31, 2006. This increase in revenues included increases in net sales of $15.4 million, or 9.4%, and an increase in "Finance charges and other" of $5.9 million, or 32.1%. Same store sales (revenues earned in stores operated for the entirety of both periods) increased 5.0% for the second quarter of fiscal 2008.

    Credit portfolio performance continued to improve as the credit loss rate declined for the fourth consecutive quarter, and was significantly lower than the second quarter of the prior year. The percentage of receivables over 60-days past due increased slightly. More information on the credit portfolio and its performance may be found in the table included with this press release and in the Company's filing with the Securities and Exchange Commission on Form 10-Q which will be filed later today.

    During the first quarter of fiscal 2008 the Company adopted several new accounting pronouncements related to the accounting for its "Interests in securitized assets." These pronouncements resulted in the Company electing to account for its interests in securitized assets at fair value, with all changes in the fair value included in "Finance charges and other." This change in accounting was adopted effective February 1, 2007, and prior periods are not adjusted. During the second quarter of fiscal 2008, "Finance charges and other" decreased $0.5 million due to the fair value mark-to-market adjustment, which was negatively impacted by higher projected borrowing costs and a slightly faster portfolio turnover rate, partially offset by the benefit of the growth in the portfolio, and other changes impacting the valuation assumptions. More information on these changes may be found in the Company's filing with the Securities and Exchange Commission on Form 10-Q which will be filed later today.

    During the quarter ended July 31, 2007, the Company completed a legal entity reorganization that resulted in the reversal of previously accrued Texas margin taxes. The net effect was a one-time reduction in the provision for income taxes of $0.9 million. In July 2007, the Company began accruing the Texas margin tax again and expects its effective tax rate to be between 36.0% and 37.0% in future quarters. Income before income taxes for the second quarter in the prior year benefited from a $0.7 million gain recognized on the sale of property.

    Net income for the six months ended July 31, 2007, increased 10.3% to $22.6 million compared with $20.5 million for the prior year. Diluted earnings per share for the six months ended July 31, 2007, were $0.94 compared with $0.84 in the prior year period. Total revenues for the six months ended July 31, 2007, increased 9.2% to $408.8 million compared with $374.4 million for the six months ended July 31, 2006. This increase in revenues included net sales increases of $25.0 million, or 7.5%, and increases in "Finance charges and other" of $9.4 million, or 24.1%. Same store sales (revenues earned in stores operated for the entirety of both periods) increased 2.1% for the first six months of fiscal 2008.

    "We are pleased with our strong sales results and continued solid credit portfolio performance this quarter," said Thomas J. Frank, Sr., the Company's Chairman and CEO. "We delivered excellent earnings growth in a challenging retail atmosphere, further proving the strength of our model."

    As part of the previously announced stock repurchase plan, the company repurchased 153,085 shares of common stock during the three months ended July 31, 2007, and an additional 250,900 shares through August 28, 2007. The Company has repurchased 749,985 shares since the inception of the plan and intends to continue repurchasing shares up to the authorized limit of $50 million, dependent upon market conditions and share price.

    The Company currently has 63 stores in operation with development activities underway in new and existing markets. Due to the impact of the high level of rainfall during recent months in the Company's markets and construction scheduling issues, construction of planned new stores has been delayed. Over the next 12 months, the Company expects to open a total of 10 to 12 stores, with a total of 15 to 18 stores opened by January 31, 2009. It is expected that two of the stores to be opened in fiscal year 2009 will be replacement locations.

    EPS Guidance

    Today, the Company is confirming its guidance for its fiscal year 2008 (the year ending January 31, 2008) of earnings per diluted share in a range of $1.75 to $1.85.

    Conference Call Information

    Conn's, Inc. will host a conference call and audio webcast today, August 30, 2007, at 10:00 AM, CDT, to discuss financial results for the quarter ended July 31, 2007. The webcast will be available live at www.conns.com and will be archived for one year. Participants can join the call by dialing 866-290-0916 or 913-312-1226.

    About Conn's, Inc.

    The Company is a specialty retailer currently operating 63 retail locations in Texas and Louisiana: 21 stores in the Houston area, 14 in the Dallas/Fort Worth Metroplex, 10 in San Antonio, five in Austin, four in Southeast Texas, one in Corpus Christi, two in South Texas and six stores in Louisiana. It sells major home appliances, including refrigerators, freezers, washers, dryers and ranges, and a variety of consumer electronics, including micro-display projection, plasma and LCD flat-panel televisions, camcorders, digital cameras, computers and computer peripherals, DVD players (both standard and high definition), portable audio and home theater products. The Company also sells lawn and garden products, furniture and mattresses, and continues to introduce additional product categories for the home to help respond to its customers' product needs and to increase same store sales.

    Unlike many of its competitors, the Company provides flexible in-house credit options for its customers. In the last three years, the Company has financed, on average, approximately 58% of retail sales. Customer receivables are financed substantially through an asset-backed securitization facility, from which the Company derives servicing fee income and interest income. The Company transfers receivables, consisting of retail installment contracts and revolving accounts for credit extended to its customers, to a qualifying special purpose entity (QSPE) in exchange for cash and subordinated securities. The QSPE funds its purchases of the receivables through the issuance of asset-backed and variable funding notes issued to third parties and subordinated securities to the Company.

    This press release contains forward-looking statements that involve risks and uncertainties. Such forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "could," "estimate," "should," "anticipate," or "believe," or the negative thereof or variations thereon or similar terminology. Although the Company believes that the expectations reflected in such forward-looking statements will prove to be correct, the Company can give no assurance that such expectations will prove to be correct. The actual future performance of the Company could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to: the Company's growth strategy and plans regarding opening new stores and entering new markets; the Company's intention to update or expand existing stores; the Company's estimated capital expenditures and costs related to the opening of new stores or the update or expansion of existing stores; the Company's ability to introduce additional product categories; the Company's cash flow from operations, borrowings from its revolving line of credit and proceeds from securitizations to fund operations, debt repayment and expansion; growth trends and projected sales in the home appliance and consumer electronics industry and the Company's ability to capitalize on such growth; relationships with the Company's key suppliers; the results of the Company's litigation; interest rates; weather conditions in the Company's markets; delinquency and loss trends in the receivables portfolio; changes in the Company's stock price; and the actual number of shares of common stock outstanding. Further information on these risk factors is included in the Company's filings with the Securities and Exchange Commission, including the Company's annual report on Form 10-K filed on March 29, 2007. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company is not obligated to publicly release any revisions to these forward-looking statements to reflect the events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.


                             Conn's, Inc.
           CONDENSED, CONSOLIDATED STATEMENTS OF OPERATIONS
                             (unaudited)
              (in thousands, except earnings per share)

                               Three Months Ended   Six Months Ended
                                    July 31,            July 31,
                               ------------------- -------------------

                                 2006      2007      2006      2007
                               --------- --------- --------- ---------

Revenues
  Total net sales              $163,637  $179,001  $335,342  $360,366
  Finance charges and other      18,567    24,526    39,050    48,471
                               --------- --------- --------- ---------

    Total revenues              182,204   203,527   374,392   408,837

Cost and expenses
  Cost of goods sold,
   including warehousing and
   occupancy costs              119,756   132,677   245,485   264,648
  Cost of parts sold,
   including warehousing and
   occupancy costs                1,389     2,123     2,954     3,989
  Selling, general and
   administrative expense        48,425    54,733    95,089   106,369
  Provision for bad debts           390       348       433       908
                               --------- --------- --------- ---------

    Total cost and expenses     169,960   189,881   343,961   375,914
                               --------- --------- --------- ---------

Operating income                 12,244    13,646    30,431    32,923
Interest income, net               (187)     (251)     (371)     (491)
Other income, net                  (721)      (55)     (754)     (886)
                               --------- --------- --------- ---------

Income before income taxes       13,152    13,952    31,556    34,300

Provision for income taxes        4,608     4,295    11,063    11,697
                               --------- --------- --------- ---------

Net income                     $  8,544  $  9,657  $ 20,493  $ 22,603
                               ========= ========= ========= =========

Earnings per share
  Basic                        $   0.36  $   0.41  $   0.87  $   0.96
  Diluted                      $   0.35  $   0.40  $   0.84  $   0.94
Average common shares
 outstanding
  Basic                          23,676    23,489    23,637    23,527
  Diluted                        24,344    24,058    24,355    24,089


                             Conn's, Inc.
                CONDENSED, CONSOLIDATED BALANCE SHEETS
                            (in thousands)

                                               January 31,  July 31,
                                                  2007        2007
                                               ----------- -----------

                    Assets                                 (unaudited)
Current assets
   Cash and cash equivalents                    $   56,570  $   43,599
   Interests in securitized assets and accounts
    receivable, net                                168,296     193,681
   Inventories                                      87,098      84,870
   Deferred income taxes                               551       1,660
   Prepaid expenses and other assets                 5,247       5,343
                                               ----------- -----------
      Total current assets                         317,762     329,153
Non-current deferred income tax asset                2,920           -
Total property and equipment, net                   59,440      54,625
Goodwill and other assets, net                       9,825       9,798
                                               ----------- -----------
       Total assets                             $  389,947  $  393,576
                                               =========== ===========
     Liabilities and Stockholders' Equity
Current Liabilities
   Notes payable                                $        -  $        -
   Current portion of long-term debt                   110         118
   Accounts payable                                 54,045      38,895
   Accrued compensation and related expenses         9,234       8,704
   Accrued expenses                                 20,424      22,229
   Other current liabilities                        13,209      12,898
                                               ----------- -----------
      Total current liabilities                     97,022      82,844
Long-term debt                                          88          58
Non-current deferred income tax liability                -         499
Deferred gains on sales of property                    309       1,406
Total stockholders' equity                         292,528     308,769
                                               ----------- -----------
         Total liabilities and stockholders'
          equity                                $  389,947  $  393,576
                                               =========== ===========


                             Conn's, Inc.
           CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                      (unaudited) (in thousands)

                                                    Six Months Ended
                                                        July 31,
                                                   -------------------
                                                     2006      2007
                                                   --------- ---------

Net cash used in operating activities              $(14,009) $ (6,841)

Cash flows from investing activities
   Purchase of property and equipment               (11,858)   (8,203)
   Proceeds from sale of property                     2,250     8,860
                                                   --------- ---------
Net cash provided by (used in) investing
 activities                                          (9,608)      657
Cash flows from financing activities
   Purchase of treasury stock                             -    (8,707)
   Proceeds from stock issued under employee
    benefit plans                                     1,471     1,963
   Excess tax benefits from stock-based
    compensation                                        135         2
   Increase in debt issuance costs                     (107)        -
   Payment of promissory notes                         (136)      (45)
                                                   --------- ---------
Net cash (used in) provided by financing
 activities                                           1,363    (6,787)
                                                   --------- ---------
Net change in cash                                  (22,254)  (12,971)
Cash and cash equivalents
   Beginning of the year                             45,176    56,570
                                                   --------- ---------
   End of period                                   $ 22,922  $ 43,599
                                                   ========= =========


                CALCULATION OF GROSS MARGIN PERCENTAGE
                        (dollars in thousands)

                            Three Months Ended     Six Months Ended
                                 July 31,              July 31,
                           --------------------- ---------------------

                              2006       2007       2006       2007
                           ---------- ---------- ---------- ----------

A  Product sales           $ 150,647  $ 163,793  $ 309,156  $ 330,432
B  Service maintenance
    agreement commissions,
    net                        7,063      9,071     15,030     18,352
C  Service revenues            5,927      6,137     11,156     11,582
                           ---------- ---------- ---------- ----------
D  Total net sales           163,637    179,001    335,342    360,366
E  Finance charges and
    other                     18,567     24,526     39,050     48,471
                           ---------- ---------- ---------- ----------
F    Total revenues          182,204    203,527    374,392    408,837

G  Cost of goods sold,
    including warehousing
    and occupancy cost      (119,756)  (132,677)  (245,485)  (264,648)

H  Cost of parts sold,
    including warehousing
    and occupancy cost        (1,389)    (2,123)    (2,954)    (3,989)
                           ---------- ---------- ---------- ----------
I    Gross margin dollars
      (F+G+H)              $  61,059  $  68,727  $ 125,953  $ 140,200
                           ========== ========== ========== ==========

   Gross margin percentage
    (I/F)                       33.5%      33.8%      33.6%      34.3%

J  Product margin dollars
    (A+G)                  $  30,891  $  31,116  $  63,671  $  65,784
K  Product margin
    percentage (J/A)            20.5%      19.0%      20.6%      19.9%



                         PORTFOLIO STATISTICS
 For the periods ended January 31, 2005, 2006 and 2007 and July 31,
                             2006 and 2007
(dollars in thousands, except average outstanding balance per account)

                              January 31,               July 31,
                     ----------------------------- -------------------
                       2005      2006      2007      2006      2007
                     --------- --------- --------- --------- ---------

Total accounts        350,251   415,338   459,065   425,738   479,952
Total outstanding
 balance             $428,700  $519,721  $569,551  $530,672  $606,161
Average outstanding
 balance per account $  1,224  $  1,251  $  1,241  $  1,246  $  1,263
60 day delinquency   $ 23,143  $ 35,537  $ 37,662  $ 30,779  $ 39,211
Percent delinquency       5.4%      6.8%      6.6%      5.8%      6.5%
Charge-off ratio
 (year-to-date,
 annualized)              2.4%      2.5%      3.3%      3.7%      2.5%


    CONTACT: Conn's, Inc., Beaumont
             Chairman and CEO
             Thomas J. Frank, 409-832-1696 Ext. 3218